Exhibit 99.16

[Crescent Capital Letterhead]

April 27, 2006

Via Facsimile and Email

Clyde E. Conklin

President and Chief Executive Officer

FirstBank NW Corp.

1300 16th Avenue

Clarkston, WA  99403

Dear Clyde:

As a shareholder of FirstBank NW Corp (the “Company”), pursuant to Section 23B.16.020(2)(c) of the Washington Business Corporation Act, Crescent Capital VI, L.L.C. (“Crescent”) hereby requests to inspect and copy the record of the Company’s shareholders, including the non-objecting beneficial owners (the “Shareholder List”), on May 4, 2006.

Crescent is requesting to inspect the Shareholder List for the purpose of communicating with the other shareholders of the Company regarding the Company’s affairs, which may include the solicitation of support and/or proxies in connection with the Company’s annual meeting of shareholders.

Please contact me at 503-730-3770 to arrange a time for Crescent’s representatives to inspect and copy the Shareholder List during the Company’s regular business hours on May 4, 2006.  We look forward to hearing from you.

Sincerely,

Crescent Capital VI, L.L.C.

/s/ Steven Wasson

Steven Wasson

Member